Exhibit 99.(d)(22)(vi)

AMENDMENT NO. 4 TO SUBADVISORY AGREEMENT

THIS AMENDMENT effective as of this 1st day of May, 2025 (the “Amendment”) is made to the Portfolio Management Agreement (the “Agreement”) made the 1st day of June 2010, as amended to date, by and among Invesco Advisers, Inc., a Delaware Corporation (the “Subadviser”), Pacific Life Fund Advisors LLC, a Delaware Limited Liability Company (the “Investment Adviser”), and Pacific Select Fund, a Delaware Statutory Trust (the “Trust”). Capitalized terms not defined herein shall have the meaning given to them in the Agreement.

WHEREAS, the Investment Adviser, the Subadviser and the Trust are parties to the Agreement;

WHEREAS, the Investment Adviser and Trust have determined to engage another registered investment adviser, effective May 1, 2025, to serve as an “investment adviser” within the meaning of Section 2(a)(20)(B) of the 1940 Act, replacing the Subadviser with respect to all current and future assets of the Emerging Markets Portfolio, a series of the Trust, with the exception of the following assets of the Emerging Markets Portfolio, which currently are subject to certain sanctions and/or transfer restrictions: (i) Novatek PJSC GDR, (ii) Polyus PJSC GDR, and (iii) Sberbank of Russia PJSC (individually and collectively, the “Russian Holdings”); and

WHEREAS, the parties mutually desire to amend the Agreement as set forth herein.

NOW THEREFORE, in consideration of the renewal of the premises, promises and mutual covenants contained in the Agreement and herein and for other good and valuable consideration paid, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties agree that the Agreement is hereby amended as follows:

1.	The fourth and fifth “Whereas” clauses on the first page of the Agreement are hereby deleted in their entirety.

2.	Section 1 of the Agreement is hereby deleted in its entirety and replaced with the following:

1.      Appointment. The Investment Adviser hereby appoints the Subadviser to act as subadviser to provide investment advisory services to the Portfolio solely with respect to the Russian Holdings and all subsequent references to “the Portfolio” in the Agreement shall mean the Russian Holdings and no other sleeve or portion or sub-division or assets of the Emerging Markets Portfolio. Subadviser accepts such appointment and agrees to furnish the services set forth herein for the compensation herein provided.

3.	The first paragraph of Section 2 of the Agreement is hereby deleted in its entirety and replaced with the following:

2.      Subadviser Duties. Subject to the supervision of the Investment Adviser, the Subadviser will: (a) notify the Investment Adviser promptly upon learning that one or more Russian Holdings are no longer subject to sanctions and/or transfer restrictions preventing their transfer or sale and, if instructed by the Adviser to sell such holding(s), sell such holding(s) as soon as reasonably practicable consistent with Subadviser’s duty to seek to obtain best execution in accordance with sub-paragraph 2(c) and notify the Investment Adviser promptly of such sale(s); (b) notify the Investment Adviser promptly if Subadviser becomes aware of market color or any other valuation input reasonably believed by Subadviser to support a different valuation for one or more of the Russian Holdings than the then-current valuation used by the Emerging Markets Portfolio (as most recently reported by the Investment Adviser to the Subadviser); (c) provide such other valuation support services as the Investment Adviser may reasonably request, consistent with the valuation support services historically provided by Subadviser under the Agreement as reflected in sub-paragraph 2(f) of the Agreement but solely with respect to the Russian Holdings and without any express or implied duty as may be reflected in sub-paragraph 2(f) to affirmatively monitor potential valuation inputs for the Russian Holdings; (d) use reasonable commercial efforts to seek to make arrangements for the potential remittance to the Emerging Markets Portfolio of dividends or other distributions on the Russian Holdings; and (e) take other necessary or appropriate actions related to (a) through (d) of this paragraph, in accordance with Trust procedures and regulatory guidance, releases and interpretations related thereto.

4.	The following sections of the Agreement are hereby deleted:

•	Sub-paragraphs 2(a)(4), (5), (6) and (8)
•	Sub-paragraph 2(b)
•	Sub-paragraph 2(x)
•	Sub-paragraph 2(z)
•	Sub-paragraph 2(aa)
•	Sub-paragraph 2(cc)
•	Sub-paragraph 2(dd)
•	Section 3
•	Sub-paragraphs 7(a)(ii) and (iii) and 7(b)(ii) and (iii)

5.	Subsection 2(c) of the Agreement is deleted in its entirety and replaced with the following:

(c)      is responsible for, in connection with its duties under Section 2, for broker-dealer selection and for negotiation of commission rates. The Subadviser’s primary consideration in effecting a security sale, in accordance with its duties under Section 2, will be to obtain the best execution for the sales transaction, consistent with Section 28(e) of the Securities Exchange Act of 1934, as amended.

6.	Section 5 of the Agreement is deleted in its entirety and replaced with the following:

5.      Compensation. For the services provided and the expenses borne by the Subadviser pursuant to this Agreement, the Investment Adviser will pay to the Subadviser the following annual fee in arrears: $30,000 (thirty thousand dollars). If this Agreement is effective for a duration of less than one year, the annual fee will be applied pro-rata based on the number of days that the Agreement was in effect.

7.	Exhibit A to the Agreement is hereby deleted in its entirety.

8.	Except as amended in this Amendment, the terms and conditions of the Agreement shall remain in full force and effect.

[Signatures appear on the next page]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first written above.

INVESCO ADVISERS, INC.

By: /s/ Nicole Filingeri

Name: Nicole Filingeri

Title:   Vice President

PACIFIC LIFE FUND ADVISORS, LLC	PACIFIC SELECT FUND

By: /s/ Howard T. Hirakawa	By: /s/Howard T. Hirakawa
Name: Howard T. Hirakawa	Name: Howard T. Hirakawa
Title: Senior Vice President	Title: Senior Vice President